Company Contact:	IR Contact:
Joseph Dwyer	Brett Maas
AXS-One Inc.	Hayden Communications
jdwyer@axsone.com	brett@haydenir.com
(201) 935-3400	(646) 536-7331

AXS-ONE COMPLETES $5.0 MILLION CONVERTIBLE NOTE

FINANCING

BLUELINE PARTNERS AND WILLIAM K. JURIKA LEAD ROUND

RUTHERFORD, NJ, May 31, 2007 – AXS-One Inc. (AMEX: AXO), a leading provider of high performance records compliance management software solutions, today announced that it has completed a financing round with BlueLine Partners and William K. Jurika resulting in the issuance of $5.0 million of convertible notes. The notes mature in two years and bear interest at the rate of 6 percent per year. One half of the notes are convertible into AXS-One common stock at a $1.00 conversion price; the other half of the notes are convertible at a $2.50 conversion price. The Company also issued warrants to the investors to purchase an aggregate of 2,000,000 shares of common stock at an exercise price of $0.01. If all of the warrants are exercised and all of the notes are converted into shares of common stock, the average purchase price on all shares issued pursuant to this financing will be $.91 per share. The transaction will result in net proceeds of approximately $4.9 million after transaction expenses.

In accordance with the transaction documents, Timothy Bacci, a Managing Director of BlueLine Partners will be appointed to the Company’s Board of Directors. The Board will increase to nine members. Mr. Bacci was a co-founder of Vicinity Corporation, which was acquired by Microsoft Corporation in 2002. In addition to Vicinity, Mr. Bacci has previously served on the boards of directors of Instant802 Networks, Inc. and Syntrio, Inc. Bill Lyons, Chairman of the Board and Chief Executive Officer of AXS-One noted: “We are extremely pleased that BlueLine Partners and Bill Jurika, two of our existing shareholders, have demonstrated their confidence in AXS-One by leading this investment effort.”

The securities issued in the private placement and issuable upon conversion of the notes and upon exercise of the warrants have not been registered under the Securities Act of 1933 and may not subsequently be offered or sold by the investors absent registration or an applicable exemption from the registration requirements. AXS-One has agreed to file a registration statement covering the resale of the common stock issuable upon conversion of the notes and upon exercise of the warrants.

For additional information, please refer to AXS-One’s current report on Form 8-K to be filed with the Securities and Exchange Commission with respect to this transaction.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: our ability to improve financial and sales performance; potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; the failure to successfully negotiate a waiver or amendment of existing loan agreement covenants; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in AXO’s most recent Form 10-K and other Securities and Exchange Commission filings.

About AXS-One Inc.

AXS-One (AMEX: AXO) is a leading provider of high performance Records Compliance Management solutions. The AXS-One Compliance Platform enables organizations to implement secure, scalable and enforceable policies that address records management for corporate governance, legal discovery and industry regulations such as SEC17a-4, NASD 3010, Sarbanes-Oxley, HIPAA, The Patriot Act and Gramm-Leach Bliley. AXS-One’s award-winning technology has been critically acclaimed as best of class and delivers digital archiving, business process management, electronic document delivery and integrated records disposition and discovery for e-mail, instant messaging, images, SAP and other corporate records. Founded in 1978, and headquartered in Rutherford, NJ, AXS-One has offices worldwide including in the United States, Australia, Singapore, United Kingdom and South Africa. For further information, visit the AXS-One website at http://www.axsone.com.

AXS-One, the AXS-One logo, “Access Tomorrow Today,” and AXSPoint are registered trademarks of, and AXS-One Compliance Platform, AXS-One Central, AXS-One Retention Manager, AXS-One Rapid-AXS, AXS-Link for Desktop, AXS-Link for SAP, AXS-Link for Lotus Notes, AXS-Link for Microsoft Exchange, AXS-One Data Archive Translator, AXS-Link for File System Archiving, AXS-Link for .PST Management, AXS-One Supervision, AXS-One Case Management, “The Records Compliance Management Company” and AXS-Link are trademarks of, AXS-One Inc., in the U.S. All other company and product names are trademarks or registered trademarks of their respective companies.

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